EXHIBIT 99.1

TMT Capital Corporation Consummates Merger and Acquisition With Freedom Wireless Corporation

Thursday August 16, 8:21 am ET

WINTER PARK, Fla., Aug. 16 /PRNewswire-FirstCall/ -- TMT Capital Corporation (OTC Bulletin Board: TMTP - News) today announced that it has consummated a merger and acquisition of Freedom Wireless Corporation, a private Florida Corporation. Freedom Wireless Corporation promotes, develops and produces hardware and services focused on the wireless, VOIP , Wi-Fi and cellular markets. With its unique patent pending technologies, Freedom Wireless is focused to become the leader in Wireless and Voice over IP on a Global basis. The merger was finalized after the majority shareholders of TMT Capital Corporation approved the merger at a special meeting held last night.

Under the terms of the merger agreement, the holders of TMT Capital Corporation stock will receive 51% of Freedom Wireless Stock, representing 37,418,778 shares and 2,000,000 stock options, in exchange for 30,000,000 shares of TMT Capital Corporation stock.

CEO of TMT Capital Corporation, Tania M. Torruella states, "As a holding company, we are always looking for a potential industry leader to acquire and Freedom is that company. Freedom Wireless has landmark technologies that will offer better, more efficient and less expensive cellular services to cellular users world wide. Everyone can benefit from Freedom technologies. We will immediately begin looking for partner relationships and acquisitions, to rapidly deploy Freedom to the marketplace."

Manny Vierra, President of Freedom states, "TMT is an aggressive company with vision. This merger is exactly what Freedom needs to take it to the next level and allow us access to public funding and other opportunities."

The Company can be reached at info@tmtcapitalcorp.com for more information.

Forward-Looking Statements: This release may contain forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. Additional information about the Company can be found in periodic filings with the SEC available at http://www.sec.gov.

Source: TMT Capital Corporation